Exhibit 99.1

Press Release

CLEARPOINT RESOURCES, INC. AND TERRA NOVA ACQUISITION CORPORATION JOINTLY ANNOUNCE STOCKHOLDER APPROVAL OF THEIR MERGER

NEW YORK—(BUSINESS WIRE)–February 12, 2007 – Privately held ClearPoint Resources, Inc. (f/k/a ClearPoint Business Resources, Inc.) (“ClearPoint”) and Terra Nova Acquisition Corporation (OTCBB: TNVA; TNVAU; TNVAW) (“Terra Nova”), a public company formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business, jointly announce that the stockholders of Terra Nova have approved the merger of the two companies (by more than 99.95% of votes cast). The vote to approve the merger took place today at Terra Nova’s special meeting of stockholders. It is expected that closing of the merger will take place later today. Upon closing, Terra Nova will change its name to ClearPoint Business Resources, Inc.

Terra Nova’s common stock, warrants and units will cease trading on the Over-the-Counter Bulletin Board and begin trading on the Nasdaq Capital Market under the symbols CPBR, CPBRW and CPBRU, respectively, shortly after the closing.

In addition to approving the merger, the Terra Nova stockholders also approved the 2006 Long-Term Incentive Plan Proposal and certain amendments to Terra Nova’s certificate of incorporation, including the change of name.

About ClearPoint

ClearPoint is a workforce management solutions provider based in Chalfont, Pennsylvania, near Philadelphia. ClearPoint’s business was founded in 2001 and currently operates through 29 branches across the United States with over 140 employees and over 3,500 field associates. ClearPoint operated under the name Mercer Staffing, Inc. until it changed its name to ClearPoint in 2006.

ClearPoint focuses on human resource/staff outsourcing, vendor management services, customized managed service programs, and workforce optimization. It also provides business services including business process outsourcing, support services for the transportation, logistics and staffing industries, and benefits solutions and administration. ClearPoint is also known for its project-based staff augmentation service which includes full service project solutions, executive search and permanent placement services, contract recruiting services and short- and long-term hourly-based assignments.

ClearPoint was recently recognized in an elite group of 100 companies in its industry with at least $100 million in revenue in the May 2006 issue of Staffing Industry Report, which published its annual list of top staffing and human resource outsourcing companies. ClearPoint (referred to as Mercer Staffing, its prior name, in the article) was also recently recognized as the 17th fastest growing private company in the United States in the “Inc. 500” in the September 2006 issue of Inc. Magazine.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Terra Nova’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contacts

ClearPoint

Chris Ferguson, President, (215) 997-7710

Terra Nova

Lee Chung, Chief Financial Officer, (416) 644-6000 ext. 300